Exhibit 99.1

TITAN™
PHARMACEUTICALS

COMPANY FACT SHEET

INNOVATIONS IN MEDICINE™

Titan Pharmaceuticals Overview

Titan Pharmaceuticals Inc. (TTNP.OB), based in South San Francisco, CA, is a specialty pharmaceutical company developing proprietary therapeutics utilizing its ProNeura™ implant drug delivery technology. ProNeura provides non-fluctuating levels of medication continuously over periods of six months to a year and is ideal for use in the treatment of select chronic diseases for which subdermal delivery may offer advantages over oral administration.

Titan's lead product candidate is Probuphine®, a novel, subdermal implant formulation of buprenorphine designed to provide six months of medication for the maintenance treatment of opioid dependence following a single administration. Titan is also in the early stages of developing a ProNeura-based product for the treatment of Parkinson's disease, and also investigating opportunities with other chronic treatments.

The ProNeura Platform

Titan's ProNeura platform offers a simple, practical method to provide continuous drug administration on an outpatient basis over periods of 6-12 months. Such long-term, linear release characteristics are generally desired to avoid the peak- and trough-level dosing that poses problems for many diseases, especially diseases of the central nervous system.

The ProNeura drug delivery system consists of a small, solid rod made from a mixture of ethylene-vinyl acetate ("EVA") and a drug substance. The product is a solid matrix that is placed subdermally, normally in the inner part of the upper arm, during a simple office procedure, and is removed in a similar manner at the end of treatment. The drug substance is released continuously through the process of dissolution, resulting in a stable blood level similar to intravenous administration. Titan has issued patents and patent applications covering the use of this platform technology in the treatment of certain chronic diseases, such as opioid dependence and Parkinson's disease among others.

Probuphine for the Treatment of Opioid Dependence: The First of Its Kind

Opioid Dependence & Treatment

Addiction is a complex and chronic disease of brain circuitry, and involves cycles of relapse and remission, often requiring long-term care and treatment. Without treatment, opioid dependence is progressive and can lead to disability and even premature death.

In the U.S., treatment with daily sublingual buprenorphine is the gold standard for treating opioid dependence. Buprenorphine is a mixed partial agonist at the mu receptor and an antagonist at the kappa receptor. These characteristics enhance the safety profile of this compound as compared to methadone, making it particularly suitable for opioid dependence treatment. In 2013, U.S. sales of daily dosed sublingual formulations of buprenorphine were approximately $1.5B. However, some of the key challenges with the daily dosed buprenorphine formulations include:

- Poor patient compliance
- Fluctuating blood levels during treatment
- Drug diversion and abuse
- Accidental ingestion and overdose in vulnerable populations, especially children

Probuphine

Probuphine is capable of delivering continuous, potentially therapeutic levels of buprenorphine for six months following a single treatment. The characteristics of the implant may address all the significant challenges of treatment with oral buprenorphine while providing around the clock medication for maintenance treatment of opioid dependence.

Probuphine Clinical Development & Commercialization Program

A final Phase 3 trial of Probuphine is in progress, with results expected by mid-2015. Patient enrollment is complete in this two-arm double blind, double dummy, non-inferiority study in stable patients receiving maintenance treatment with ≤8 mg/day of buprenorphine therapy. Successful completion is expected to provide the clinical data requested by the FDA in the complete response letter, and permit resubmission of the NDA later in 2015. Probuphine has the potential to be approved in the U.S. in the first half of 2016.

1



Probuphine® is a subdermal implant of buprenorphine HCL embedded within a polymer matrix. It provides discrete, long-term delivery of a potential medical treatment for opioid dependence.

2



Probuphine is designed to release sustained therapeutic drug levels in patients with opioid dependence for up to six months.

3


Oral Drug
Plasma Drug Levels
ProNeura
Time

ProNeura implants provide stable, non-fluctuating drug levels for 6-12 months v. daily oral delivery.

Titan's partner, Braeburn Pharmaceuticals, has exclusive rights to market Probuphine in the U.S. and Canada. Under terms of the license agreement, Titan received $15.25 million as an upfront payment, and will receive $15 million upon U.S. approval of Probuphine, additional potential sales milestones of up to $165 million and a tiered royalty based on a percentage of net sales from the mid-teens to the low twenties. Titan is evaluating opportunities for Probuphine in other countries for the treatment of opioid dependence and potentially chronic pain, with the goal of establishing one or more partnerships.

ProNeura for Parkinson's Disease

Parkinson's Disease and Treatment

About one million people in the U.S. have Parkinson's disease and that number is expected to double by 2030 due to the aging population, according to the Parkinson's Disease Foundation. Parkinson's disease is characterized by the loss of dopaminergic neurons in the brain, which alters activity in regions that impact movement and motor function. To counter the loss of dopamine, current drugs for Parkinson's disease are designed to replace or mimic dopamine in the brain. While these drugs can be effective, after several years of treatment they often lose their benefit and may trigger serious side effects. Research indicates that the pulsatile dopaminergic stimulation from current oral treatments may be responsible for the motor side effects and that continuous dopaminergic stimulation (CDS) by subcutaneous infusion of dopamine agonists may palliate these motor complications.

ProNeura for Parkinson's Development Program

ProNeura has the potential to deliver continuous, non-fluctuating levels of dopamine agonists and provide CDS for six months or longer with a single treatment. Titan evaluated Ropinirole (Requip®), a generic dopamine agonist, in a Parkinsonian primate model using its ProNeura technology. The non-clinical proof-of-concept study demonstrated sustained levels of Ropinirole in the blood for several months following implantation and controlled Parkinson's disease symptoms without dyskinesia. Titan is consulting closely with expert scientific advisors and the FDA, and anticipates completing non-clinical studies and filing an Investigational New Drug application in time to commence a proof of concept clinical study in 2016, following potential approval of Probuphine.

Management

Marc Rubin, M.D.
Executive Chairman

Sunil Bhonsle, M.B.A.
President

Kate L. Glassman Beebe, Ph.D.
Executive Vice President
& Chief Development Officer

Board of Directors

Marc Rubin, M.D.
Executive Chairman

Sunil Bhonsle, M.B.A.
President; Secretary

Joseph A. Akers
Audit Committee

Victor J. Bauer, Ph.D.
Audit Committee;
Compensation Committee

Eurelio M. Cavalier
Compensation Committee;
Corporate Governance
& Nominating Committee

M. David MacFarlane, Ph.D.
Audit Committee;
Corporate Governance
& Nominating Committee

James McNab Jr.
Corporate Governance
& Nominating Committee

Ley S. Smith
Audit Committee;
Corporate Governance
& Nominating Committee

Titan Pharmaceuticals, Inc.
400 Oyster Point Blvd.,
Suite 505
South San Francisco, CA
94080-1921

Tel: (650) 244-4990
Fax: (650) 244-4956

www.titanpharm.com

TITAN™
PHARMACEUTICALS